UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 16, 2015

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center
38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Fifth Third Bancorp (the “Bancorp”) monitors changing customer preferences associated with the channels it uses to distribute its products and services to evaluate the efficiency, competitiveness and quality of the customer service experience in its consumer distribution network. As part of this ongoing assessment, on June 16, 2015, the Board of Directors of the Bancorp and of Fifth Third Bank (the “Bank”) authorized management to pursue a plan to further develop its distribution strategy, including a plan to potentially consolidate and/or sell approximately 100 branch locations and to potentially sell an additional 30 parcels of undeveloped land that had been acquired by the Bank for future branch expansion (the “Branch Consolidation and Sales Plan”).

In connection with the Branch Consolidation and Sales Plan, the Bancorp currently estimates that it may incur contract termination cash expenditures associated with certain real estate leases in the range of $6 million to $10 million which will be recognized on the earlier of the date that the Bancorp terminates the related contract or the date the related branch closes as well as other potential immaterial expenditures. The Bancorp expects these actions to be completed and the costs to be accrued and recognized during a period beginning in the second half of 2015 through the expected completion date of June 30, 2016, although there can be no assurances as to the precise timing of the recognition of these costs or the final completion date.

Item 2.06	Material Impairments.

In connection with the Branch Consolidation and Sales Plan described in more detail in Item 2.05 above, the Bancorp will perform an assessment of the recoverability of these long-lived assets. Based on currently available broker price estimates and internal market information, the Bancorp currently estimates that the non-cash impairment charge associated with these assessments, which will be recognized in the second quarter of 2015, will be in the range of $75 million to $85 million. The Bancorp is in the process of obtaining third party appraisals as well as other valuation information which will be used in determining the actual impairment charge to be recognized during the second quarter of 2015.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press release dated June 22, 2015 regarding changes to Fifth Third Bancorp’s branch network (This press release is being furnished under this Item 9.01 and shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference.)

FORWARD-LOOKING STATEMENTS

This report contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “anticipates,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated from time to time by our Quarterly Reports on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. The estimated amounts of cash and non-cash restructuring and impairment charges described above could change as a result of changes in estimates, and it is possible that the implementation of the Branch Consolidation and Sales Plan, or changes to that plan, could result in charges not currently contemplated. Additional factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market for properties affected by the Branch Consolidation and Sales Plan, are less favorable than expected; (2) difficulties in separating the operations of any branches or other assets divested in the Branch Consolidation and Sales Plan; (3) inability to achieve expected benefits from the Branch Consolidation and Sales Plan within desired timeframes, if at all; (4) loss of income from branches or other assets divested in the Branch Consolidation and Sales Plan; (5) effects of critical accounting policies and judgments and the use of estimates for results of current or future periods; (6) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (7) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (8) competitive pressures among depository institutions increase significantly; and (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

June 22, 2015	By:	/s/ TAYFUN TUZUN
Tayfun Tuzun
Executive Vice President and Chief Financial Officer